EXHIBIT 7.2

                                                               EXECUTION VERSION

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                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                        AMERICAN RESOURCES OFFSHORE, INC.

                                       AND

                           FIDELITY OIL HOLDINGS, INC.


                                  JULY 30, 1999


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                           PURCHASE AND SALE AGREEMENT


                                TABLE OF CONTENTS


                                    ARTICLE 1
                                   DEFINITIONS

      1.1   DEFINITIONS......................................................1
      1.2   RULES OF CONSTRUCTION............................................7

                                    ARTICLE 2
                                PURCHASE AND SALE

      2.1   PURCHASE AND SALE OF ASSETS......................................7
      2.2   QUITCLAIMED ASSETS...............................................8

                                    ARTICLE 3
                                 PURCHASE PRICE

      3.1   PURCHASE PRICE; METHOD OF PAYMENT................................9
      3.2   ALLOCATION OF PURCHASE PRICE.....................................9

                                    ARTICLE 4
                         TITLE AND ENVIRONMENTAL MATTERS

      4.1   MARKETABLE TITLE.................................................9
      4.2   PERMITTED ENCUMBRANCES..........................................10
      4.3   NOTICE OF TITLE DEFECT..........................................11
      4.4   REMEDIES FOR TITLE DEFECTS; TITLE INCREASES.....................11
      4.5   VALUE OF  PROPERTY; TITLE DEFECT................................12
      4.6   CONSENTS........................................................12
      4.7   CASUALTY EVENTS.................................................13
      4.8   ENVIRONMENTAL ADJUSTMENTS.......................................13
      4.9   OTHER ADJUSTMENTS...............................................14
      4.10  FORWARD SALES...................................................14

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER


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      5.1   ORGANIZATION AND QUALIFICATION..................................14
      5.2   POWER...........................................................14
      5.3   AUTHORIZATION...................................................14
      5.4   BROKERS.........................................................14
      5.5   FOREIGN PERSON..................................................15
      5.6   BANKRUPTCY......................................................15
      5.7   LITIGATION......................................................15
      5.8   GOVERNMENTAL QUALIFICATION......................................15
      5.9   CONSENTS........................................................15
      5.10  LEASES..........................................................15
      5.11  CONTRACTS.......................................................15
      5.12  PROCEEDS OF PRODUCTION..........................................16
      5.13  INVOICES........................................................16
      5.14  GAS IMBALANCES..................................................16
      5.15  GAS PREPAYMENTS.................................................16
      5.16  ACCESS..........................................................16
      5.17  WELLS...........................................................16
      5.18  PERMITS.........................................................16
      5.19  ENVIRONMENTAL LAWS..............................................17
      5.20  INSURANCE.......................................................17
      5.21  AFES............................................................17
      5.22  CASUALTY........................................................17
      5.23  TITLE...........................................................17
      5.24  PRICING.........................................................17
      5.25  EQUIPMENT.......................................................17
      5.26  ADVERSE CHANGES IN PRODUCTION RATES OR OIL AND GAS RESERVES.....18
      5.27  ACCURACY OF REPRESENTATIONS.....................................18

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      6.1   EXISTENCE.......................................................18
      6.2   POWER...........................................................18
      6.3   AUTHORIZATION...................................................18
      6.4   BROKERS.........................................................19
      6.5   SECURITIES LAWS.................................................19
      6.6   BANKRUPTCY......................................................19
      6.7   GOVERNMENTAL QUALIFICATION......................................19


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                                    ARTICLE 7
                         PRE-CLOSING COVENANTS OF SELLER

      7.1   OPERATIONS......................................................19
      7.2   ACCESS..........................................................19
      7.3   NO SHOP.........................................................20
      7.4   BREACHES OF REPRESENTATIONS AND WARRANTIES......................20
      7.5   ESTIMATES OF ADJUSTED PURCHASE PRICE............................20

                                    ARTICLE 8
                       PRE-CLOSING COVENANTS OF PURCHASER

      8.1   CONFIDENTIALITY.................................................20
      8.2   RETURN OF DATA..................................................20
      8.3   INDEMNITY REGARDING ACCESS......................................20

                                    ARTICLE 9
                         SELLER'S CONDITIONS OF CLOSING

      9.1   REPRESENTATIONS AND WARRANTIES..................................21
      9.2   PERFORMANCE.....................................................21
      9.3   PROCEEDINGS.....................................................21
      9.4   INVESTMENT AGREEMENT TRANSACTION................................21
      9.5   SHAREHOLDER APPROVAL............................................21
      9.6   GOVERNMENT APPROVALS............................................21
      9.7   PREFERENTIAL PURCHASE RIGHTS....................................21

                                   ARTICLE 10
                        PURCHASER'S CONDITIONS OF CLOSING

      10.1  REPRESENTATIONS AND WARRANTIES..................................21
      10.2  PERFORMANCE.....................................................22
      10.3  PROCEEDINGS.....................................................22
      10.4  INVESTMENT AGREEMENT TRANSACTION................................22
      10.5  RELEASE OF LIENS................................................22
      10.6  GOVERNMENTAL APPROVALS..........................................22
      10.7  PREFERENTIAL PURCHASE RIGHTS....................................22
      10.8  MATERIAL ADVERSE CHANGE.........................................22


                                       iii
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                                   ARTICLE 11
                                     CLOSING

      11.1  TIME AND PLACE OF CLOSING.......................................23
      11.2  CLOSING OBLIGATIONS.............................................23
      11.3  ALLOCATION OF REVENUES AND EXPENSES.............................23

                                   ARTICLE 12
                             POST-CLOSING COVENANTS

      12.1  POST-CLOSING ADJUSTMENTS........................................24
      12.2  PAYMENTS RECEIVED IN ERROR......................................24
      12.3  SALES TAXES.....................................................24
      12.4  RECORDATION OF ASSIGNMENT.......................................24
      12.5  ACCESS TO EMPLOYEES.............................................24
      12.6  FURTHER ASSURANCES..............................................25
      12.7  CONFIDENTIALITY.................................................25
      12.8  REVENUE REIMBURSEMENT OBLIGATIONS...............................25

                                   ARTICLE 13
                      ASSUMED OBLIGATIONS; INDEMNIFICATION

      13.1  ASSUMED OBLIGATIONS.............................................25
      13.2  INDEMNIFICATION.................................................26
      13.3  LIMITATIONS ON INDEMNIFICATION..................................27

                                   ARTICLE 14
                    INDEPENDENT INVESTIGATION AND DISCLAIMER

      14.1  INDEPENDENT INVESTIGATION AND DISCLAIMER........................28

                                   ARTICLE 15
                                   TERMINATION

      15.1  RIGHT OF TERMINATION............................................29
      15.2  EFFECT OF TERMINATION...........................................29

                                   ARTICLE 16
                                   ARBITRATION

      16.1  DISPUTES........................................................30


                                       iv
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      16.2  ARBITRATION.....................................................30

                                   ARTICLE 17
                               GENERAL PROVISIONS

      17.1  GOVERNING LAW...................................................31
      17.2  ENTIRE AGREEMENT; AMENDMENTS....................................31
      17.3  WAIVER..........................................................32
      17.4  TRANSFERS.......................................................32
      17.5  NOTICES.........................................................32
      17.6  EXPENSES........................................................33
      17.7  SEVERABILITY....................................................33
      17.8  PUBLICITY.......................................................33
      17.9  SPECIFIC PERFORMANCE............................................33
      17.10 CONSEQUENTIAL AND PUNITIVE DAMAGES..............................33
      17.11 NO THIRD-PARTY BENEFICIARY......................................33
      17.12 COUNTERPARTS....................................................34


EXHIBITS
--------

2.1(a)            Leases
2.1(e)            Contracts
2.1(i)            Quitclaimed Assets
3.2               Allocated Value
4.1(a)            Interest
4.1(b)            Platforms
4.2(i)            Terminable Sales Contracts
4.6(b)            Pending MMS Consents
4.6(c)            Pending MMS Approval
5.6               Bankruptcy
5.7               Litigation
5.10(e)           Lease Rentals and Royalties
5.11              Contracts (in Default)
5.13              Unpaid Invoices
5.15              Prepayments
5.17              Wells
5.17(c)           Plugging Obligations
5.20              Insurance
5.21              Outstanding AFEs
5.23              Liens and Encumbrances


                                        v
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7.5               Form of Closing Settlement Statement
11.3              General and Administrative Expenses
12.8              Revenue Reimbursement Obligations

SCHEDULES
---------

11.3              1999 Revenue and Expenses


                                       vi
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                           PURCHASE AND SALE AGREEMENT

      This PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is entered into on July 30, 1999 (the "EXECUTION DATE") by and between AMERICAN RESOURCES OFFSHORE, INC., a Delaware corporation ("SELLER"), and FIDELITY OIL HOLDINGS, INC., a Delaware corporation ("PURCHASER") (collectively, the "PARTIES" or individually, a "PARTY").

                                    RECITALS

      A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain Hydrocarbon (defined below) properties and related assets on the terms and conditions set forth in this Agreement.

      B. The transaction contemplated by this Agreement represents one of several substantially contemporaneous and mutually contingent transactions whereby Seller intends to Transfer (defined below) substantially all of its assets and properties, subject to, among other things, the approval of such Transfers by the shareholders of Seller.

      NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, Seller and Purchaser hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 DEFINITIONS. As used herein, the following terms have the following respective mean ings set forth below or in the provision referenced below (and grammatical variants of such terms have correlative meanings):

          "AAA" shall have the meaning set forth in SECTION 16.2(A).

          "ADJUSTED PURCHASE PRICE shall have the meaning set forth in SECTION 3.1.

          "AGREEMENT" shall have the meaning set forth in the introductory paragraph.

          "ALLOCATED VALUE" shall have the meaning set forth in SECTION 3.2.

          "ARBITRATOR" shall have the meaning set forth in SECTION 16.2(A).

          "ASSETS" shall have the meaning set forth in SECTION 2.1.

          "ASSIGNMENTS" shall have the meaning set forth in SECTION 11.2(A).

          "ASSUMED OBLIGATIONS" shall have the meaning set forth in SECTION
      13.1.

          "BDSI" shall mean Blue Dolphin Services, Inc., a Delaware corporation.

          "BUSINESS DAY" shall mean any day other than Saturday or Sunday on which national banking associations in Houston, Texas are open for business.

          "CASUALTY EVENT", with respect to any Asset, shall mean (a) a fire, hurricane or other catastrophic casualty event causing material damage to such Asset, or (b) the taking of such Asset by a Governmental Authority through condemnation or eminent domain which materially and adversely impairs the value of such Asset.

          "CLAIM NOTICE" shall have the meaning set forth in SECTION
      13.2(C)(II).

          "CLOSING" shall have the meaning set forth in SECTION 11.1.

          "CLOSING DATE" shall have the meaning set forth in SECTION 11.1.

          "CLOSING SETTLEMENT STATEMENT" shall have the meaning set forth in
      SECTION 7.5.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMMERCIALLY REASONABLE EFFORTS" shall mean the efforts (including the incurrence of reasonable out-of-pocket costs and expenses) that would be undertaken by a reasonable, similarly-situated participant in the oil and gas industry, taking into account all relevant commercial, legal and other considerations.

          "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated January 4, 1999, between Seller and Blue Dolphin Exploration Company, as confirmed by Purchaser on January 11, 1999.

          "CONTRACTS" shall have the meaning set forth in SECTION 2.1(E).

          "CONTROL" shall mean the possession, directly or indirectly, through one or more intermediaries, of (a) more than 50% of the equity interests in an Entity, or (b) the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the Entity.

          "CURE DEADLINE" shall have the meaning set forth in SECTION 4.4.

          "DISPUTE" shall have the meaning set forth in SECTION 16.1.

          "EASEMENT" shall mean easement, right-of-way or servitude.

          "EFFECTIVE DATE" shall mean 12:01 a.m. Central Standard Time on January 1, 1999.

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          "ENCUMBRANCE" shall mean mortgage, deed of trust, lien, privilege, security interest, pledge, collateral assignment, conditional sales arrangement or other burden or encumbrance.

          "ENTITY" shall mean a corporation, general partnership (including a limited liability partnership), limited partnership, joint venture, limited liability company, trust, estate, Governmental Authority or other entity.

          "ENVIRONMENTAL DEFECT" shall have the meaning set forth in SECTION
      4.8.

          "ENVIRONMENTAL DEFECT ADJUSTMENT AMOUNT" shall have the meaning set forth in SECTION 4.8.

          "ENVIRONMENTAL LAWS" shall mean all Laws or Orders of any Governmental Authority pertaining to health, the environment, wildlife or natural resources, including the Clean Air Act; the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980; the Federal Water Pollution Control Act or Clean Water Act; the Rivers and Harbors Act of 1899; the Occupational Safety and Health Act of 1970; the Resource Conservation and Recovery Act of 1976; the Safe Drinking Water Act; the Toxic Substances Control Act; the Hazardous & Solid Waste Amendments Act of 1984; the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act; and state and local Laws, including common law, pertaining to health, the environment, wildlife or natural resources.

          "EQUIPMENT" shall have the meaning set forth in SECTION 2.1(C).

          "EXECUTION DATE" shall have the meaning set forth in the introductory paragraph.

          "GOVERNMENTAL AUTHORITY" (or "GOVERNMENTAL") shall mean a federal, state, tribal or local governmental body, agency, division, board, department, commission, court or other authority, including the MMS.

          "HEDGE AGREEMENTS" shall have the meaning set forth in SECTION 12.8.

          "HYDROCARBON" shall mean gas, oil, casinghead gas, drip gasoline, natural gasoline and all other liquid and gaseous hydrocarbons.

          "INDEMNIFIED PERSON" shall have the meaning set forth in SECTION 13.2(C)(I).

          "INDEMNIFY" shall mean to protect, defend, release and hold harmless.

          "INDEMNIFYING PARTY" shall have the meaning set forth in SECTION 13.2(C)(I).

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          "INTERIM PERIOD" shall mean the period from the Execution Date through the Closing Date.

          "INVESTMENT AGREEMENT" shall mean that certain Investment Agreement of even date herewith between Seller and Blue Dolphin Exploration, Inc.

          "LAW" shall mean a constitutional provision, statute, act, code, regulation, rule, ordinance, Order, court decision, common law, or other law or ruling.

          "LEASES" shall have the meaning set forth in SECTION 2.1(A).

          "LOSSES" shall mean losses; liabilities; demands; claims; causes of action; Proceedings; assessments; cleanup, remediation and restoration obligations; judgments; awards; damages; natural resource damages; fines; fees; penalties; and costs and expenses (including litigation costs and attorneys' and experts' fees and expenses).

          "MARKETABLE TITLE" shall have the meaning set forth in SECTION 4.1.

          "MMS" shall mean the United States Minerals Management Service.

          "NRI" or "NET REVENUE INTEREST" shall mean, with regard to any Property, the decimal or percentage share of Hydrocarbon production from or allowable to such Property, after deductions for all overriding royalties and burdens on production (including lessor royalties) applicable thereto, that an owner of a Working Interest is entitled to receive.

          "NOTICE PERIOD" shall have the meaning set forth in SECTION
      13.2(C)(II).

          "OPERATING AGREEMENT CONSENTS" shall have the meaning set forth in
      SECTION 4.6(A).

          "ORDER" shall mean a Governmental or arbitral order, judgment, ruling, decree, decision, notice, writ, injunction or award.

          "PARTY" and "PARTIES" shall have the meanings set forth in the introductory paragraph.

          "PENDING MMS CONSENTS" shall have the meaning set forth in SECTION 4.6(C).

          "PERMIT" shall mean a Governmental permit, certificate, license, franchise or authorization.

          "PERMITTED ENCUMBRANCES" shall have the meaning set forth in SECTION 4.2.

          "PERSON" shall mean a natural person or an Entity.

          "PLATFORMS" shall have the meaning set forth in SECTION 2.1(B).

          "POST-CLOSING MMS CONSENTS" shall have the meaning set forth in
      SECTION 4.6(D).

          "POST-CLOSING SETTLEMENT STATEMENT" shall have the meaning set forth in SECTION 12.1.

          "PROCEEDING" shall mean a judicial, administrative or arbitral proceeding, including a lawsuit or Governmental investigation.

          "PROPERTIES" shall have the meaning set forth in SECTION 2.1(A).

          "PURCHASE PRICE" shall have the meaning set forth in SECTION 3.1(A).

          "PURCHASE PRICE ADJUSTMENT AMOUNT" shall mean the sum of the Title Defect Adjustment Amount, the Environmental Defect Adjustment Amount, the Revenue Adjustment, any reduction resulting from a Casualty Event not reimbursed by insurance and any other adjustments to the Purchase Price required or contemplated by this Agreement or otherwise agreed to in writing by the Parties, in each case subject to any limits or thresholds set forth in this Agreement pertaining to the specified adjustment.

          "PURCHASER" shall have the meaning set forth in the introductory paragraph.

          "PURCHASER'S AFFILIATES" shall mean (a) any other Entity that Controls, is Controlled by, or is under common Control with, Purchaser;
      (b) any director, officer or employee of Purchaser or of an Entity described in clause (a) of this definition; and (c) any agent, consultant or representative that Purchaser has engaged in connection with the ownership or operation of the Assets or the transactions contemplated hereby.

          "QUITCLAIMED ASSETS" shall have the meaning set forth in SECTION
      2.1(I).

          "RECORDS" shall have the meaning set forth in SECTION 2.1(H).

          "REQUIRED CONSENTS" shall mean the Operating Agreement Consents, the Pending MMS Consents and the Post-Closing MMS consents.

          "RESERVE MATTERS" shall mean the existence or extent of Hydrocarbon reserves; the recoverability of (or the cost of recovering) any such reserves; the value of such reserves; any product pricing assumptions; the ability to sell Hydrocarbon production after the Closing or any conditions thereon; and geological, geophysical and seismic matters.

          "REVENUE ADJUSTMENT" shall have the meaning set forth in SECTION 11.3.

          "SECURITIES LAWS" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, and all other Laws concerning or regulating the sale or registration of securities.

          "SELLER" shall have the meaning set forth in the introductory paragraph.

          "SELLER'S AFFILIATES" shall mean (a) any other Entity that Controls, is Controlled by, or is under common Control with, Seller; (b) any director, officer or employee of Seller or of an Entity described in clause (a) of this definition; and (c) any agent, consultant or representative that Seller has engaged in connection with the ownership or operation of the Assets or the transactions contemplated hereby.

          "SELLER'S KNOWLEDGE" shall mean those facts that are actually known, or those facts which should be known, to Rick Avare, David Stetson, Ralph Currie or Karen Underwood after due and appropriate inquiry in the exercise of reasonable diligence, taking into account the scope and nature of the responsibilities of the individual in question, and includes any facts that are known by such individuals regardless of whether such individuals are adverse to the Seller in respect of the matters as to which such individual's knowledge is attributed to Seller.

          "THIRD PARTY" shall mean a Person other than Seller, Seller's Affiliates, Purchaser, Purchaser's Affiliates or a Governmental Authority.

          "THIRD PARTY LOSS" shall mean a Loss that is asserted by a Third Party or a Governmental Authority.

          "TITLE DEADLINE" shall have the meaning set forth in SECTION 4.3.

          "TITLE DEFECT" shall have the meaning set forth in SECTION 4.3.

          "TITLE DEFECT ADJUSTMENT AMOUNT" shall have the meaning set forth in
      SECTION 4.4(B).

          "TITLE DEFECT VALUE" shall have the meaning set forth in SECTION 4.3.

          "TITLE INCREASE" shall have the meaning set forth in SECTION 4.4(C).

          "TITLE INCREASE ADJUSTMENT AMOUNT" shall have the meaning set forth in
      SECTION 4.4(C).

          "TRANSFER" shall mean a sale, assignment, transfer, conveyance, gift, exchange or other disposition (including an assignment of contractual rights or a delegation of contractual obligations), whether voluntary, involuntary or by operation of Law.

          "WI" or "WORKING INTEREST shall mean the property interest which entitles the owner thereof to explore and develop land for Hydrocarbons, whether under a Lease, a compelling pooling order or otherwise.

      1.2 RULES OF CONSTRUCTION. In construing this Agreement, the following rules shall be used (unless the context clearly requires otherwise): (a) any references to a Law, Lease, Contract, Order or Permit refer to such Lease, Contract, Order or Permit as it has been amended, restated, modified or supplemented; (b) any references to "Articles" or "Sections" refer to Articles or Sections of this Agreement; (c) the titles of the Articles and Sections are for convenience only and shall not be used in construing this Agreement; (d) any references to "Exhibits" refer to the Exhibits attached hereto, each of which is made a part hereof for all purposes; (e) if there is any conflict or inconsistency between the text of this Agreement and any Exhibit, the text of this Agreement shall control; and (f) because both Parties have participated in the preparation and negotiation of this Agreement, the rule that ambiguities in agreements are to be construed against the party that prepared them is inapplicable.

                                    ARTICLE 2
                                PURCHASE AND SALE

      2.1 PURCHASE AND SALE OF ASSETS. On the Closing Date, but effective as of the Effective Date, subject to the other provisions of this Agreement, Seller agrees to sell, Transfer and deliver to Purchaser, and Purchaser agrees to purchase and pay for, an undivided eighty percent (80%) of Seller's right, title and interest in and to the following assets (said eighty percent (80%) undivided interest being referred to as the "ASSETS"):

            (a) the leases described on EXHIBIT 2.1(A) (including record title, operating rights, overriding royalties, net profits interests and all other types of interests) (the "LEASES", each of the Leases described in this SECTION 2.1(A) is referred to individually as a "PROPERTY" and collectively as the "PROPERTIES");

            (b) all platforms that are located on, or presently used in connection with, the drilling for, or operation, production, treatment or transportation of, Hydrocarbons from the Properties and the caisson and deck owned by Seller related to the OCS-G 12501 B-1 Well located on Block 297 Galveston Area (the "PLATFORMS");

            (c) all wells, wellbores, pipe, pipelines, gathering lines, compressors, materials, inventory, facilities (other than Platforms), supplies and equipment and any and all other personal, real, movable and immovable property, fixtures or equipment that are located on, or presently used in connection with, the drilling for, or operation, production, treatment or transportation of, Hydrocarbons from the Properties, and any replacements, attachments or accessories now or hereafter attached, added or affixed (the "EQUIPMENT");

            (d) all Hydrocarbons attributable to the Assets produced on and after the Effective Date;

            (e) all contracts and agreements (other than Leases) to the extent transferable that are attributable to the ownership or operation of the Assets, including, without limitation, the following (collectively, the "CONTRACTS"):

                  (i) the contracts and agreements that are listed on EXHIBIT
            2.1(E); and

                  (ii) any other operating agreements, participation agreements, unit, pooling and communitization agreements and declarations, Hydrocarbon purchase and sale agreements, farmin or farmout agreements, bottom-hole contribution agreements, balancing agreements, processing agreements, gathering agreements, compression agreements, transportation agreements, and any other contracts and agreements that are attributable to the ownership or operation of the Assets whether or not set forth on EXHIBIT 2.1(E);

            (f) all Orders, Permits and Easements that are attributable to the Assets;

            (g) all other rights, privileges, benefits, powers and obligations conferred or imposed upon Seller as the owner of the Assets;

            (h) to the extent attributable to the Assets and not prohibited by Law or an agreement to which Seller is a party, the rights to copy the following records in the possession of Seller: (i) lease and land records,
      (ii) geological and geophysical records, (iii) operations, production and engineering records, (iv) accounting records, and (v) facility and well records (collectively, the "RECORDS"); and

            (i) the other assets described on EXHIBIT 2.1(I) (the "QUITCLAIMED ASSETS").

      2.2 QUITCLAIMED ASSETS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, THE ASSIGNMENT OR THE OTHER CLOSING DOCUMENTS TO THE CONTRARY, SELLER MAKES NO REPRESENTATIONS, WARRANTIES, COVENANTS OR INDEMNITIES OF ANY TYPE WHATSOEVER WITH RESPECT TO THE QUITCLAIMED ASSETS (OR ANY OTHER ASSETS THAT ARE INCLUDED IN THE DEFINITION OF "ASSETS" SOLELY BECAUSE THEY ARE ATTRIBUTABLE TO THE QUITCLAIMED ASSETS), AND PURCHASER MAY NOT ASSERT ANY TITLE DEFECT OR OTHER CLAIM WITH RESPECT TO ANY QUITCLAIMED ASSET; IT BEING AGREED BY PURCHASER THAT IT IS ACQUIRING THE QUITCLAIMED ASSETS "AS- IS," "WHERE-IS," WITH ALL FAULTS.

                                    ARTICLE 3
                                 PURCHASE PRICE

      3.1 PURCHASE PRICE; METHOD OF PAYMENT. (a) The purchase price for the Assets shall be Twenty-Five Million Three Hundred Thirteen Thousand Six Hundred Eighty-Five and No/100 Dollars ($25,313,685) (the "PURCHASE PRICE"), which amount shall be (i) increased by the Title Increase Adjustment Amount, (ii) decreased or increased by an amount equal to the Purchase Price Adjustment Amount and (iii) decreased by $271,200 (representing marketing adjustments) (the purchase price, as so adjusted, is referred to herein as the "ADJUSTED PURCHASE PRICE"). The Adjusted Purchase Price shall be either (a) paid by Purchaser to Seller at Closing or (b) paid by Purchaser to the holder of the DnB Note to reduce the principal balance thereof. All payments made by Purchaser to reduce the outstanding principal balance of the DnB Note (whether prior to or contemporaneous with Closing) shall be credited towards the amounts due by Purchaser to Seller hereunder upon confirmation by Seller of any such payments by Purchaser to the holder of the DnB Note.

      (b) All amounts required under this Agreement to be paid by either Party to the other Party shall be made by wire transfer of immediately-available funds to Seller or Purchaser, as the case may be, at such bank account in the United States as Seller or Purchaser may designate in writing to the other Party at least five Business Days prior to the date on which such payment is to be made.

      3.2 ALLOCATION OF PURCHASE PRICE. EXHIBIT 3.2 contains the allocation of the value of each Property as mutually agreed by the Parties (the "ALLOCATED VALUE"). Seller and Purchaser agree not to assert, in connection with any tax return, tax audit or similar proceedings, any allocation of the consideration that differs from any such agreed-upon in writing allocation. Seller and Purchaser shall each prepare an IRS Form 8594 in accordance with such Allocated Value.

                                    ARTICLE 4
                         TITLE AND ENVIRONMENTAL MATTERS

      4.1 MARKETABLE TITLE. (a) As used herein, the term "MARKETABLE TITLE" shall mean, in the case of each Property, such right, title and interest (owned beneficially and of record) that, except for Permitted Encumbrances and as otherwise set forth on EXHIBIT 4.1(A):

            (i) entitles Seller, with respect to a particular Property, now and in the future to receive not less than eighty percent (80%) of the percentage set forth on EXHIBIT 4.1(A) as the Net Revenue Interest or NRI of such Property of all Hydrocarbons produced from, or otherwise attributable to, such Property, without reduction, suspension or termination (including reductions resulting from gas imbalances, if any);

            (ii) obligates Seller, with respect to a particular Property, now and in the future to bear not more than eighty percent (80%) of the percentage set forth on EXHIBIT 4.1(A) as the Working Interest or WI of such Property of all costs and expenses attributable to the ownership or operation of such Property, without increase (unless Seller's Net Revenue Interest in such Property is proportionately increased); and

            (iii) is free and clear of any Encumbrances;

      (b) Except as set forth on EXHIBIT 4.1(B), in the case of a Property on which there is currently located a Platform (other than the Platform on South Timbalier Block 211, which Platform is not owned by Seller), the term "MARKETABLE TITLE" shall also mean such right, title and interest that except for Permitted Encumbrances and as otherwise set forth on EXHIBIT 4.1(A):

            (i) entitles Seller, with respect to a particular Platform, now and in the future, to an ownership interest in such Platform of not less than eighty percent (80%) of the percentage set forth on EXHIBIT 4.1(A) as Seller's Net Revenue Interest or NRI of the Property on which the Platform is located, without reduction, suspension or termination throughout the productive life of such Property;

            (ii) obligates Seller, with respect to a particular Platform, now and in the future to bear not more than the percentage set forth on
      EXHIBIT 4.1(A) as the Working Interest or WI of the Property on which the Platform is located of all costs and expenses attributable to the ownership or operation of such Platform, without increase (unless Seller's ownership interest in the Platform is proportionately increased); and

            (iii) is free and clear of any Encumbrances.

      4.2 PERMITTED ENCUMBRANCES. As used herein, the term "PERMITTED ENCUMBRANCES" shall mean, with respect to a particular Property:

            (a) lessors' royalties, overriding royalties, reversionary interests and similar burdens affecting such Property if the net cumulative effect of such burdens does not reduce Seller's interest in all Hydrocarbons produced from a particular Property below the "NET REVENUE INTEREST" or "NRI" set forth on EXHIBIT 4.1(A) for such Property;

            (b) division orders and sales contracts terminable without penalty upon no more than 30 days' notice to the purchaser of the Hydrocarbons from the Properties;

            (c) operator's, vendor's, tax and similar liens or Encumbrances securing obligations that were not due and payable prior to the Closing Date or, if due, are being contested by Seller in good faith;

            (d) any Encumbrances created by Law for royalty, bonus, deferred bonus payments or rental or for compliance with the terms of the Leases;

            (e) the terms and provisions of (i) the Leases and Contracts, and
      (ii) all Easements, Permits and Orders that are included within the Assets to the extent such Leases, Contracts, Easements, Permits and Orders do not operate to increase the Working Interest of Seller in any of the Properties or decrease the Net Revenue Interest of Seller in any of the Properties;

            (f) Easements in favor of third parties so long as such Easements do not adversely affect the continued use and operation of the Properties;

            (g) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in any manner, and all applicable Laws but in each case only to the extent such rights to control or regulate or the enforcement of such Laws are not provoked by the breach by Seller or its predecessor in interest of any Law;

            (h) the Required Consents; PROVIDED, HOWEVER, that this SECTION 4.2(H) does not affect Purchaser's rights under SECTION 4.6 or SECTION 15.1(G); and

            (i) those items set forth on EXHIBIT 4.2(I).

      4.3 NOTICE OF TITLE DEFECT. Purchaser shall notify Seller in writing, by 5:00 p.m. Central Standard Time on August 20, 1999 (the "TITLE DEADLINE"), of any matter ("TITLE DEFECT") that would cause Seller's title to any of the Properties or Platforms not to be Marketable Title, in each case together with a reasonably detailed explanation of (a) the nature of such Title Defect, (b) the Property or Platform affected thereby, (c) the Allocated Value for such Property or Platform, and (d) Purchaser's proposed Title Defect Value (as hereinafter defined) for such Title Defect. Any matters that would otherwise constitute Title Defects but that are not specifically raised in writing (with the explanation as contemplated in the immediately-preceding sentence) by Purchaser on or before the Title Deadline shall conclusively be deemed waived by Purchaser. As used herein, the term "TITLE DEFECT VALUE" shall mean with respect to each Title Defect, the reduction in the "Allocated Value" of the affected Property or Platform that results from the existence of such Title Defect, as determined pursuant to SECTION 4.5, taking into account all relevant considerations, other than the potential deductibility of such Title Defect Value for federal, state or local income tax purposes.

      4.4 REMEDIES FOR TITLE DEFECTS; TITLE INCREASES. (a) Until September 15, 1999 (the "CURE DEADLINE"), Seller shall have the right, but not the obligation, to attempt to cure any Title Defect for which it receives notice from Purchaser on or before the Title Deadline.

      (b) With respect to any Title Defect for which Seller receives notice from Purchaser on or before the Title Deadline but which is not cured on or before the Cure Deadline, the Purchase Price shall be reduced by the Title Defect Value for such Title Defect. The aggregate amount of all reductions to the Purchase Price under this Section 4.4(b) is referred to as the "TITLE DEFECT ADJUSTMENT AMOUNT."

Such remedy shall constitute Purchaser's sole remedy for Title Defects under this Agreement. Notwithstanding the foregoing, there shall be no reductions to the Purchase Price under this Section 4.4(b) unless and until the aggregate amount of all Title Defect Values shall exceed a threshold of $50,000, in which case the deduction shall include the threshold amount.

      (c) To the extent that same are discovered by either Party prior to the Title Deadline, the Purchase Price shall be increased (a "TITLE INCREASE") by an amount equal to the value allocated to the following:

            (i) any increase in Seller's interest in all Hydrocarbons produced from, or otherwise attributable to, a Property or Platform above the Net Revenue Interest or NRI set forth on EXHIBIT 4.1(A) for such Property; and

            (ii) any reduction in Seller's obligation to bear costs and expenses attributable to the ownership or operation of a Property or Platform below the Working Interest or WI set forth on EXHIBIT 4.1(A) for such Property (unless Seller's Net Revenue Interest in such Property or Platform is proportionately reduced);

in each case with such values to be agreed upon by Seller and Purchaser (taking into account the Allocated Value for such Property) or otherwise determined pursuant to the procedures set forth in SECTION 4.5. The aggregate amount of all increases to the Purchase Price under this SECTION 4.4(C) is referred to as the "TITLE INCREASE ADJUSTMENT AMOUNT." Notwithstanding the other provisions of this
SECTION 4.4(C), there shall be no increases to the Purchase Price under this
SECTION 4.4(C) unless and until the aggregate amount of all Title Increases shall exceed a threshold of $50,000, in which case the increase shall include the threshold amount. Purchaser shall promptly notify Seller of any records or other title documentation which would result in a Title Increase.

      4.5 VALUE OF PROPERTY; TITLE DEFECT. If the Parties are unable to agree upon (a) whether a Title Defect exists, (b) a Title Defect Value, (c) the value allocated to a Title Increase or (d) the Environmental Defect Adjustment Amount, then such Dispute shall be resolved pursuant to ARTICLE 16, and the Closing shall be postponed until the fifth Business Day following the resolution of such Dispute PROVIDED, however, no postponement of the Closing shall affect the rights of Seller or Purchaser to terminate this Agreement pursuant to SECTION 15.1(D).

      4.6 CONSENTS. The Parties acknowledge that the Transfer of certain Assets to Purchaser requires the consent of Third Parties and Governmental Authorities, and that the following provisions shall govern the Parties' efforts to obtain such consents:

            (a) OPERATING AGREEMENT CONSENTS. Although Seller believes that there are no preferential purchase rights that are applicable to the transactions contemplated by this Agreement because Seller is selling substantially all of its assets, the Parties acknowledge that the Transfer of Seller's interest in the Assets may require the consent and waiver of preferential purchase rights of certain working interest owners ("OPERATING AGREEMENT

      CONSENTS"). Seller shall use Commercially Reasonable Efforts to obtain the Operating Agreement Consents prior to Closing.

            (b) PENDING MMS CONSENTS. The Parties acknowledge that with respect to the Properties set forth on EXHIBIT 4.6(B), MMS approval for the Transfer of the Properties in question has not been obtained because (i) the MMS has not yet approved Transfers to Seller for certain Properties,
      (ii) certain assignments have not yet been submitted to the MMS for approval by the operator or (iii) the MMS has rejected certain Transfers (collectively referred to as the "PENDING MMS CONSENTS"). The Parties shall use Commercially Reasonable Efforts before and after the Closing to obtain all of the Pending MMS Consents; PROVIDED, HOWEVER, the failure to obtain a Pending MMS Consent prior to the Closing shall not cause the Property affected thereby to be excluded from the sale hereunder or the Purchase Price to be reduced.

            (c) POST-CLOSING MMS CONSENTS. The Parties acknowledge that the Transfer of the Properties that are located in federal offshore waters requires the approval, after the Closing, of the MMS (the "POST-CLOSING MMS CONSENTS"). The Parties shall use Commercially Reasonable Efforts to obtain all of the Post-Closing MMS Consents after the Closing; PROVIDED, however, the costs of all filing fees and supplemental bonds shall be borne by Purchaser.

      4.7 CASUALTY EVENTS. If a Casualty Event occurs during the Interim Period, or it is determined that a Casualty Event has occurred since the Effective Date, the Purchase Price shall not be reduced if there is insurance for the full amount of any loss incurred by the Casualty Event, and Seller shall assign to Purchaser the right to receive all insurance proceeds or condemnation awards attributable to such Casualty Event. If the full amount of the loss resulting from the Casualty Event is not covered by insurance, a downward adjustment shall be made to the Purchase Price equal to the difference between the loss resulting from the Casualty Event and the amount of the insurance proceeds Seller will be entitled to receive.

      4.8 ENVIRONMENTAL ADJUSTMENTS. To the extent that Purchaser due diligence reveals the representation contained in SECTION 5.19 is not true and correct (an "ENVIRONMENTAL DEFECT"). Purchaser shall notify Seller of any Environmental Defect by the Title Deadline or any Environmental Defect shall conclusively be deemed waived by Purchaser. Seller shall have until the Cure Deadline to cure any Environmental Defect, but if any Environmental Defect is not cured, the Parties shall, with respect to each Property affected by an Environmental Defect which is not cured by Seller by the Cure Deadline, attempt in good faith to agree upon an appropriate downward adjustment to the Purchase Price to account for such matters (the "ENVIRONMENTAL DEFECT ADJUSTMENT AMOUNT").
PURCHASER SHALL HAVE INSPECTED OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE BEEN WAIVED) ITS RIGHT TO INSPECT THE PROPERTIES AND SATISFIED ITSELF TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, CONDITIONS RELATED TO NATURALLY OCCURRING RADIOACTIVE MATERIALS.

      4.9 OTHER ADJUSTMENTS. Purchaser and Seller shall make other adjustments that the Parties mutually agree upon based on other matters discovered by Purchaser during the course of Purchaser's due diligence investigation of the Assets.

      4.10 FORWARD SALES. It is expressly agreed that forward sales of Hydrocarbons related to the Properties shall not be considered a Title Defect, however, an adjustment to the Purchase Price shall be made in accordance with the provisions of SECTION 11.3.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser that:

      5.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and it is duly qualified to carry on its business in all jurisdictions where the Assets are located except to the extent to be so qualified will not have a material adverse effect on the Assets or the ownership of the Assets by Purchaser.

      5.2 POWER. Seller has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. Subject to receipt of approval of Seller's shareholders and the Required Consents, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not violate or result in a default or breach of, or give rise to any rights or remedies in favor of any Person under,
(a) any provision of the certificate of incorporation or bylaws of Seller, (b) any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound (including any Lease or Contract), or (c) any Permit, Order or Law applicable to Seller.

      5.3 AUTHORIZATION. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller except for approval of Seller's shareholders. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller will have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

      5.4 BROKERS. Seller has incurred no obligation or liability, contingent or otherwise, for brokers', finders' or investment bankers' fees in respect of the matters provided for in this Agreement that will be the responsibility of Purchaser; and any such obligation or liability that might exist shall be the sole obligation of Seller.

      5.5 FOREIGN PERSON. Seller is not a "foreign person" within the meaning of
Section 1445 and 7701 of the Code, because Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and any regulations promulgated thereunder.

      5.6 BANKRUPTCY. Except as set forth in EXHIBIT 5.6, there are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller's Knowledge, threatened against Seller which relate to current obligations of Seller.

      5.7 LITIGATION. Except as set forth on EXHIBIT 5.7, there is no Proceeding pending or, to Seller's Knowledge, threatened, against Seller or involving the Assets, directly or indirectly.

      5.8 GOVERNMENTAL QUALIFICATION. Seller is qualified with the MMS to own interests in federal Hydrocarbon leases on the Outer Continental Shelf, including the Properties.

      5.9 CONSENTS. To Seller's Knowledge, except for the Required Consents and approval of Seller's shareholders, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not require
(a) a consent, approval or authorization of a Person or a Governmental Authority, (b) a registration, declaration or other filing with a Governmental Authority (except for filings with the Texas General Land Office for Leases issued by the State of Texas), or (c) the offer of the Assets to any Person pursuant to any preferential purchase right or right of first refusal and will not result in any default under any agreement or instrument to which Seller is a party or by which the Assets are owned. Seller has no reason to believe that the MMS will not grant the Pending MMS Consents or the Post-Closing MMS Consents.

      5.10 LEASES. To Seller's Knowledge, (a) the Leases are in full force and effect, by operations approved by the MMS in accordance with applicable Law; (b) Seller has made available to Purchaser true and correct copies of the Leases, including any amendments thereto; (c) Seller or each operator of the Properties has duly performed all of the material obligations under the Leases that are now or will prior to the Closing be required to be performed by Seller or such operator; (d) Seller nor any operator of the Properties has received any notice of a default under the Leases, nor is any such notice pending; and (e) except as set forth on EXHIBIT 5.10, all rentals and royalties (including minimum royalties, shut-in or otherwise) required to be paid to perpetuate the Leases to the Execution Date have been timely and properly paid to the proper Persons and in the proper amounts.

      5.11 CONTRACTS. The Contracts described in SECTION 2.1(E) represent all contracts and agreements which are material to the ownership and operation of the Assets and which individually obligate Seller to expend funds in excess of $5,000 or perform acts in the future with respect to the Assets which require an expenditure by Seller in excess of $5,000 and which are not contracts or agreements which (a) are documents recorded of record in any parish or county where the Properties are located or in counties or parishes adjacent to the offshore blocks where the Properties are located; (b) are on file with the MMS, General Land Office of Texas or the State of Louisiana; or (c) have not been terminated or expired by their own terms. Seller is not in default of any such Contracts and, to Seller's Knowledge, no other party is in material breach thereof. Seller has made available to Purchaser true and correct copies of the Contracts, including any amendments thereto. Except as provided in EXHIBIT 5.11, such Contracts are in full force and effect and Seller has received no notice or threat regarding a default or any action to alter, terminate or rescind any such Contract.

      5.12 PROCEEDS OF PRODUCTION. To Seller's Knowledge, (a) all proceeds of production of Hydrocarbons from the Properties are currently being paid to the operator of such Properties, for Seller's account or to Seller, without the furnishing of indemnity (other than customary warranties contained in division orders, transfer orders, letters-in-lieu of transfer and division orders or production sales contracts); and (b) no material portion of such proceeds are being held in suspense.

      5.13 INVOICES. Except as provided in SECTION 5.13, Seller has paid all joint-interest billings and other invoices attributable to the ownership or operation of the Properties, to the extent that such billings and invoices have been received by Seller and have become due and payable.

      5.14 GAS IMBALANCES. To Seller's Knowledge there exist no production imbalances affecting the Properties.

      5.15 GAS PREPAYMENTS. Except as provided in EXHIBIT 5.15, Seller is not obligated, by virtue of a prepayment, take-or-pay, production payment or other arrangement, to deliver Hydrocarbons produced from the Properties on or after the Effective Date without receiving full price for such production.

      5.16 ACCESS. Seller has afforded Purchaser access to all of the Records in Seller's possession unless prohibited by agreements with a third party.

      5.17 WELLS. EXHIBIT 5.17 lists all wells (producing and non-producing) located on the Properties that have not previously been plugged and abandoned. To Seller's Knowledge, (a) all of the wells located on the Properties have been drilled and completed within the boundaries of the applicable Leases or within the limits otherwise permitted by contract, pooling or unitization agreement or applicable Law, (b) all drilling, completion, development, operation, plugging and abandonment of the wells located on the Properties have been conducted in material compliance with all applicable Laws and (c) except as set forth in
EXHIBIT 5.17(C), there are no wells located on the Properties that (i) Seller or the operator of any Property is obligated by law or contract to commence plugging and abandonment operations pursuant to any notice provided to Seller by any operator of the Properties; or (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the Properties.

      5.18 PERMITS. To Seller's Knowledge, (a) either Seller or the current operator of the Properties has all Permits that it requires, or is required to have, to own and operate the Assets; (b) such Permits are in full force and effect; (c) there exist no material violations of such Permits; and (d) there are no Proceedings that are pending or threatened that may result in a civil or criminal penalty or the revocation, cancellation, suspension or adverse modification of such Permits.

      5.19 ENVIRONMENTAL LAWS. To Seller's Knowledge, (a) the Assets have been, and are being, operated in compliance with all applicable Environmental Laws except for minor matters of non-compliance for which potential fines or costs of compliance do not exceed $50,000; and (b) there exists no condition or circumstance whereby Seller or Seller's successor would be obligated to expend any sum of money in excess of $50,000 in connection with any remedial action relating to any environmental condition which, if not performed, would result in a violation of applicable Environmental Laws.

      5.20 INSURANCE. EXHIBIT 5.20 sets forth the insurance presently maintained by Seller with respect to the Properties. Such insurance is in full force and effect, and Seller has paid all premiums that have become due thereunder.

      5.21 AFES. Except as set forth on EXHIBIT 5.21, there are no outstanding authorizations for expenditure (approved or proposed) that (a) require the drilling of wells or other material development operations to earn or to continue to hold all or any portion of the Properties or (b) obligate Seller to make payments of any material amounts in connection with the drilling of wells or other material capital expenditures affecting the Properties.

      5.22 CASUALTY. To Seller's Knowledge, no Casualty Event has occurred since the Effective Date.

      5.23 TITLE. Except as set forth on EXHIBIT 5.23, (a) Seller has not Transferred or Encumbered the Properties or the Platforms which Transfer or Encumbrance shall cause a reduction in Seller's interest in the Properties or Platforms specified in EXHIBIT 4.1(A) AND (B), the Assets shall be conveyed to Purchaser with no warranty whatsoever, implied, expressed or statutory; PROVIDED, HOWEVER, subject to the Permitted Encumbrances, Seller shall warrant and defend title to eighty percent (80%) of the interests specified on EXHIBIT 4.1(A) in the Properties, Equipment and Platforms against all claims and demands of all Persons whomsoever claiming title to the Properties, Equipment and Platforms, or any part thereof, by, through or under Seller, but not otherwise. For purposes of clause (b) only, "Seller" shall include any subsidiary or affiliate of Seller and any other Person in which Seller is a partner, investor or otherwise invested or committed to invest.

      5.24 PRICING. To Seller's Knowledge, the prices being received for the production of Hydrocarbons from the Properties do not violate any agreement to which Seller is a party or Law.

      5.25 EQUIPMENT. To Seller's Knowledge, the Equipment comprising the Assets is in good repair, working order and operating condition and is adequate for the operation of the Properties.

      5.26 ADVERSE CHANGES IN PRODUCTION RATES OR OIL AND GAS RESERVES.

            (a) From the date of this Agreement until the day immediately preceding the Closing Date, the average daily production from the Properties shall not be less than (i) 14,000 Mcf. per day of natural gas, and (ii) 950 barrels per day of oil and other liquid Hydrocarbons. True and complete copies of the report of each of Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers estimating the Hydrocarbon reserves attributable to the Properties as of January 1, 1999, have been given to the Purchaser prior to the date of this Agreement.

            (b) Since the Effective Date, there has been no material loss of, or decline in, any proved category of Hydrocarbon reserves attributable to the Properties below that estimated for the Properties in either of the reserve reports of Netherland, Sewell & Associates, Inc. or Ryder Scott Company Petroleum Engineers as of January 1, 1999, other than declines in reserve volumes as a result of actual production of Hydrocarbons since the Effective Date or a reduction in the prices used to calculate reserve volumes.

      5.27 ACCURACY OF REPRESENTATIONS. No representation or warranty by Seller in this Agreement contains an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in any such representation or warranty not misleading. There is no fact known to Seller that materially and adversely affects (or may materially and adversely affect) the operation, prospects or condition of any portion of the Assets that has not been set forth in this Agreement.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller that:

      6.1 EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and it is duly qualified to carry on its business in the jurisdictions where the Assets are located.

      6.2 POWER. Purchaser has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not violate (a) any provision of the certificate of incorporation or bylaws of Purchaser, (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or
(c) any Permit, Order or Law applicable to Purchaser.

      6.3 AUTHORIZATION. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of

Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser will have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforce ability is considered in a Proceeding in equity or at law).

      6.4 BROKERS. Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers', finders' or investment bankers' fees in respect of the matters provided for in this Agreement that will be the responsibility of Seller; and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

      6.5 SECURITIES LAWS. Purchaser is an experienced and knowledgeable investor in the oil and gas business. Purchaser is not acquiring the Properties with a view to, or for offer of resale in connection with, a non-exempt distribution thereof within the meaning of the Securities Act of 1933, or a distribution thereof in violation of any applicable Securities Laws.

      6.6 BANKRUPTCY. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Purchaser's Knowledge, threatened against Purchaser.

      6.7 GOVERNMENTAL QUALIFICATION. Purchaser is qualified with the MMS to own the Properties.

                                    ARTICLE 7
                         PRE-CLOSING COVENANTS OF SELLER

      7.1 OPERATIONS. During the Interim Period, except as otherwise approved by Purchaser in writing, Seller (a) shall, and shall use Commercially Reasonable Efforts to cause the operators of the Properties to, maintain the Assets in the ordinary course of business in accordance with past practices, (b) shall not Transfer or Encumber any Assets other than (i) the sale of Hydrocarbons in the ordinary course of business after production and (ii) the sale of Equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is no longer necessary for the operation of the Properties or is replaced by an item or items of at least equal suitability, and
(c) shall maintain in full force and effect the insurance described in EXHIBIT 5.20.

      7.2 ACCESS. During the Interim Period, Seller shall (a) provide Purchaser access during Seller's normal business hours to the Assets (including the Records) that are in Seller's possession and the employees of Seller, and (b) use Commercially Reasonable Efforts to provide Purchaser access to the Properties (it being acknowledged by Purchaser that Seller is not the operator of any Property except Galveston Block 418) and any other Assets that are not in Seller's possession.

      7.3 NO SHOP. During the Interim Period, Seller shall not, directly or indirectly, initiate or participate in discussions with, or otherwise solicit from, any Person any proposals or offers relating to, or deliver information to any Person for purposes of evaluating, one or more transactions of the type contemplated hereby involving the Assets.

      7.4 BREACHES OF REPRESENTATIONS AND WARRANTIES. Seller shall promptly notify Purchaser of the discovery by Seller that any representation or warranty of Seller contained in this Agreement is or becomes untrue or will be untrue on the Closing Date.

      7.5 ESTIMATES OF ADJUSTED PURCHASE PRICE. Seller shall prepare and deliver to Purchaser, at least five Business Days prior to the Closing Date, Seller's estimate of the Adjusted Purchase Price (the "CLOSING SETTLEMENT STATEMENT") which shall be prepared utilizing the form attached hereto as EXHIBIT 7.5. The Closing Settlement Statement shall include, without limitation, the Title Defect Adjustment Amount, the Environmental Defect Adjustment Amount and the Revenue Adjustment amount as well as the sum of the Allocated Values of any Properties excluded from the sale hereunder. The Parties shall negotiate in good faith and attempt to agree on the Closing Settlement Statement prior to the Closing. If the Parties are unable to agree on the Closing Settlement Statement, the Adjusted Purchase Price shall be based upon the arithmetic average of the Parties' respective proposed amounts with final adjustments to the Purchase Price occurring within one hundred twenty (120) days of the Closing in accordance with SECTION 12.1. Notwithstanding the foregoing or any disputes to the value of any adjustments, if any proposed adjustment to the Purchase Price proposed by Purchaser would entitle Purchaser or Seller to terminate this Agreement in accordance with ARTICLE 15, Purchaser or Seller shall have the right to terminate this Agreement prior to Closing.

                                    ARTICLE 8
                       PRE-CLOSING COVENANTS OF PURCHASER

      8.1 CONFIDENTIALITY. The Parties hereby ratify their obligations under the Confidentiality Agreement.

      8.2 RETURN OF DATA. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser shall, at Seller's request, promptly return to Seller all information and data furnished by or on behalf of Seller to Purchaser or Purchaser's Affiliates in connection with this Agreement or Purchaser's investigation of the Assets, and Purchaser shall deliver to Seller or destroy all copies, extracts or excerpts of such information and data and all documents generated by Purchaser that contain any portion of such information or data except to the extent necessary to enforce Purchaser's rights hereunder.

      8.3 INDEMNITY REGARDING ACCESS. Purchaser shall Indemnify Seller and Seller's Affiliates from and against all Losses that are attributable to the exercise by Purchaser or Purchaser's Affiliates of the access rights granted by
SECTION 7.2(B).

                                    ARTICLE 9
                         SELLER'S CONDITIONS OF CLOSING

      Seller's obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver of the following conditions on or before the scheduled date of the Closing:

      9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in ARTICLE 6 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

      9.2 PERFORMANCE. Purchaser shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing (including under SECTION 11.2).

      9.3 PROCEEDINGS. No Proceeding by a Third Party or a Governmental Authority shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated hereby.

      9.4 INVESTMENT AGREEMENT TRANSACTION. All conditions precedent have been satisfied and the transaction contemplated in the Investment Agreement shall close simultaneously with the transactions contemplated by this Agreement.

      9.5 SHAREHOLDER APPROVAL. The transactions contemplated by this Agreement have been approved by the Shareholders of Seller.

      9.6 GOVERNMENT APPROVALS. All approvals of Governmental Authorities (other than those required by the MMS) have been obtained.

      9.7 PREFERENTIAL PURCHASE RIGHTS. All preferential purchase rights relating to the Properties which Purchaser, in its sole discretion, has determined are applicable to the transactions contemplated by this Agreement, have been validly waived or the period for exercising such preferential purchase rights have expired and there is no pending or threatened challenge or proceeding disrupting or threatening to disrupt any such waiver or expiration.

                                   ARTICLE 10
                        PURCHASER'S CONDITIONS OF CLOSING

      Purchaser's obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver of the following conditions on or before the scheduled date of the Closing:

      10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in ARTICLE 5 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

      10.2 PERFORMANCE. Seller shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing (including under SECTION 11.2).

      10.3 PROCEEDINGS. No Proceeding by a Third Party or a Governmental Authority shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated hereby.

      10.4 INVESTMENT AGREEMENT TRANSACTION. No amendment of the Investment Agreement shall have occurred except as consented to in writing by Purchaser and the transactions contemplated in the Investment Agreement shall close simultaneously with the transactions contemplated by this Agreement without waiver of any conditions precedent to the obligation of any Party thereto, except as shall have been consented to in writing by Purchaser.

      10.5 RELEASE OF LIENS. The liens and encumbrances set forth on EXHIBIT
5.23 have been released.

      10.6 GOVERNMENTAL APPROVALS. All approvals of Governmental Authorities (other than those required from the MMS) have been obtained.

      10.7 PREFERENTIAL PURCHASE RIGHTS. All preferential purchase rights relating to the Properties which Purchaser, in its sole discretion, has determined are applicable to the transactions contemplated by this Agreement, have been validly waived or the period for exercising such preferential purchase rights have expired and there is no pending or threatened challenge or proceeding disrupting or threatening to disrupt any such waiver or expiration.

      10.8 MATERIAL ADVERSE CHANGE. No material adverse change has occurred in the condition of the Assets taken as a whole (excluding market conditions affecting the industry generally).

      10.9 LEGAL OPINION. Seller shall deliver to Purchaser (i) an opinion of its General Counsel, as to customary corporate matters of Seller (including due incorporation, existence, authorization, execution and delivery), in form and substance acceptable to the Parties; and (ii) such other evidence of such corporate matters (including good-standing certificates, certified organizational documents and Board resolutions, and incumbency certificates) as Purchaser may reasonably request.

                                   ARTICLE 11
                                     CLOSING

      11.1 TIME AND PLACE OF CLOSING. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "CLOSING") shall occur contemporaneously with the closing under the Investment Agreement; PROVIDED, HOWEVER, that if all of the conditions to the Closing set forth in ARTICLES 9 and 10 have not been satisfied or waived by such scheduled date or any extended scheduled date for the Closing, the Party whose obligations are subject to the conditions that have not been satisfied or waived shall have the right to extend the scheduled date of the Closing for successive periods of up to seven days each until such conditions shall have been satisfied or waived; and provided further, that the Closing is subject to postponement pursuant to
SECTION 4.5. Notwithstanding any right to extend the Closing pursuant to this
SECTION 11.1 or SECTION 4.5, the right to terminate this Agreement pursuant to
SECTION 15.1(D) shall not be altered by any such extension. The date the Closing actually occurs is referred to herein as the "CLOSING DATE." The Closing shall be held in Houston, Texas at the offices of Porter & Hedges, L.L.P., or at such other location as may be mutually agreed upon by Seller and Purchaser.

      11.2 CLOSING OBLIGATIONS. At the Closing, the following events shall occur:

            (a) Seller shall execute, acknowledge and deliver to Purchaser, assignments, conveyances and bills of sale, which shall (i) be in form and substance acceptable to the Parties, (ii) contain a special warranty of title, (iii) be in a form acceptable to the MMS (or the General Land Office of the State of Texas), and (iii) Transfer the Assets to Purchaser (collectively, the "ASSIGNMENTS");

            (b) Seller and Purchaser shall execute and acknowledge, and Seller shall deliver to Purchaser, transfer orders or letters in lieu thereof directing all Third Parties paying for production of Hydrocarbons from the Properties to make payment to Purchaser of proceeds attributable to such production on and after the Effective Date;

            (c) Purchaser shall pay the Adjusted Purchase Price;

            (d) Seller shall deliver to Purchaser the releases of liens and encumbrances set forth on EXHIBIT 5.23.

            (e) Seller shall deliver to Purchaser the legal opinion required by
      SECTION 10.10.

      11.3 ALLOCATION OF REVENUES AND EXPENSES. Subject to the terms contained in EXHIBIT 11.3, at Closing an adjustment shall be made to the Purchase Price (the "REVENUE ADJUSTMENT") equal to the difference between (x) all revenue attributable to the Assets received by Seller from the Effective Date through and including the Closing Date LESS (y) (i) eighty percent (80%) of the capital expenditures paid by Seller relating to the Properties (including, without limitation, drilling costs) from the Effective Date through and including the Closing Date, (ii) eighty percent (80%) of the general and administrative expenses of Seller as specified in EXHIBIT 11.3 and (iii) eighty percent (80%) of the lease operating expenses paid by Seller relating to the Properties from the Effective Date through and including the Closing Date. The Revenue Adjustment shall be based on actual receipts and payments where such information is available and, if not available, estimates subject to the post-Closing adjustment as provided in SECTION 12.1.

                                   ARTICLE 12
                             POST-CLOSING COVENANTS

      12.1 POST-CLOSING ADJUSTMENTS. On or before ninety (90) days after Closing, Seller and Purchaser shall review any additional information available to prepare a settlement statement (the "POST-CLOSING SETTLEMENT STATEMENT") pertaining to the Revenue Adjustment provided for in SECTION 11.3 to determine if additional adjustments to the Purchase Price beyond the adjustments made at Closing (whether to account for expenses and revenues not considered in making the adjustments at Closing, correct errors made in the adjustments made at Closing or to utilize actual data in cases where estimates were made) are necessary. Within one hundred twenty (120) days after Closing, Seller and Purchaser shall attend to finalizing the Post-Closing Settlement Statement and Seller or Purchaser, as the case may be, shall immediately pay any sums due and owing to the other Party.

      12.2 PAYMENTS RECEIVED IN ERROR. Any revenue received by Purchaser attributable to the Assets received by Purchaser for periods prior to the Effective Date shall immediately be forwarded to the Seller. Any revenue received by Seller attributable to the Assets for periods after the Effective Date which have not been accounted for in the Closing Settlement Statement or the Post-Closing Settlement Statement or which are attributable to any period after the Closing Date shall immediately be forwarded to Purchaser.

      12.3 SALES TAXES. The Parties intend that the sale hereunder be exempt from any sales or use taxes, and the Purchase Price does not include any such taxes. If the sale hereunder is found to be subject to any sales or use taxes, however, Purchaser shall be liable for such taxes.

      12.4 RECORDATION OF ASSIGNMENT. Purchaser shall (a) record each Assignment in the appropriate county and parish records, (b) file each Assignment with the MMS and any other appropriate Governmental Authorities, and (c) pay all recordation fees and filing fees in connection therewith. Within a reasonable period after the Closing, Purchaser shall furnish Seller with a schedule setting forth recording or filing information for each county, parish or other Governmental Authority in whose records each Assignment was recorded or filed.

      12.5 ACCESS TO EMPLOYEES. Seller and Purchaser each shall use Commercially Reasonable Efforts to afford the other access to (a), in the case of Seller, employees of Seller who remain employees of Seller after the Closing and are familiar with the ownership and operation of the Assets and (b) in the case of Purchaser, employees of Purchaser that Seller shall reasonably request for its proper corporate purposes, including the defense of Proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all out-of-pocket expenses (including wages and salaries) reasonably incurred by either Party in connection with this SECTION 12.5 shall be paid or promptly reimbursed by the Party requesting such services.

      12.6 FURTHER ASSURANCES. After the Closing, Seller and Purchaser shall take such further actions and execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the transactions contemplated hereby.

      12.7 CONFIDENTIALITY. After the Closing and until the third anniversary thereof, Seller shall maintain as confidential, and shall not disclose or show to any Third Party, any Records or other confidential information regarding the Assets. This SECTION 12.7 shall not apply to the extent that any particular information (a) becomes generally available to the oil and gas industry other than through the breach of the foregoing obligation, or (b) must be disclosed by Seller to comply with applicable Law, Orders or stock exchange requirements.

      12.8 REVENUE REIMBURSEMENT OBLIGATIONS. Purchaser and Seller agree and acknowledge that Seller will remain liable on those forward sales contracts and other financial instruments described on SCHEDULE 12.8 (the "HEDGE AGREEMENTS"), and from and after Closing Purchaser shall remit to Seller each month an amount equal to the positive sum of (a) the total consideration received by Purchaser from the sale of Hydrocarbons produced from the Properties for a particular month LESS the product of (x) the volume of Hydrocarbons sold from the Properties (calculated on an MMBtu equivalent basis) and (y) the price per MMBtu equivalent received by Seller for the equivalent notional quantity of Hydrocarbons for such month pursuant to the Hedge Agreements and (b) in the event that the volume of Hydrocarbons produced from the Properties in any month does not equal eighty percent (80%) of the notional quantities used to calculate payments due under the Hedge Agreements, an amount equal to eighty percent (80%) of the amounts due by Seller to the counterparties under the Hedge Agreements resulting from the physical Hydrocarbon production shortfall (the "HEDGE AGREEMENT ADJUSTMENT"). If the Hedge Agreement Adjustment amount is a negative number, Seller shall remit to Purchaser the sum indicated by such number if it was not negative with the invoice or statement forwarded to Purchaser pursuant to this Section 12.8. Seller shall send Purchaser an invoice each month indicating the amounts due to Seller by Purchaser and Purchaser shall pay such amounts to Seller within fifteen (15) days of receipt of such invoice. Purchaser's obligations pursuant to this SECTION 12.8 shall survive until the termination of Seller's obligations under the Hedge Agreements as such Hedge Agreements are in force and effect on the date hereof.

                                   ARTICLE 13
                      ASSUMED OBLIGATIONS; INDEMNIFICATION

      13.1 ASSUMED OBLIGATIONS. If the Closing occurs, Purchaser shall be deemed to have assumed, and shall pay, perform or otherwise discharge all liabilities and obligations that are attributable to the ownership or operation of the Assets on and after the Effective Date, including such liabilities and obligations arising under (i) the Leases and Contracts, (ii) the Easements, Permits and Orders that are included in the Assets, and (iii) Laws (including Environmental Laws) applicable to the Assets (collectively, the "ASSUMED OBLIGATIONS").

      13.2 INDEMNIFICATION.

            (a) SELLER'S INDEMNITIES. Seller shall Indemnify Purchaser from and against all Losses (i) for third party claims attributable to the Assets and which relate to any period prior to the Effective Date and, except for claims made under the special warranty contained in the Assignment, are claims which do not relate to matters for which adjustments to the Purchase Price were possible pursuant to the terms of this Agreement or
      (ii) that are attributable to any breach or non-performance by Seller of its covenants contained in ARTICLE 12.

            (b) PURCHASER'S INDEMNITIES. Purchaser shall Indemnify Seller and Seller's Affiliates from and against all Losses that (i) are attributable to the Assets and that relate to any period after the Effective Date (including, without limitation, the Assumed Obligations) or (ii) are attributable to any breach or nonperformance by Purchaser of its covenants contained in ARTICLE 12.

            (c) EXCLUSIVITY; ASSERTION OF CLAIMS. The Indemnities in SECTION 13.2(A) shall constitute the sole and exclusive remedy of Purchaser and Purchaser's Affiliates for the matters described therein; and the Indemnities in SECTION 13.2(B) constitute the sole and exclusive remedy of Seller and Seller's Affiliates for the matters described therein. All claims for Indemnification by any Person that is Indemnified under SECTION 13.2(A) or (B) must be asserted and resolved in accordance with the following provisions:

                  (i) Any Person claiming Indemnification hereunder is referred to as the "INDEMNIFIED PERSON," and any Party from whom Indemnification is sought is referred to as the "INDEMNIFYING PARTY."

                  (ii) If any Third Party Losses are asserted against or sought to be collected from an Indemnified Person, the Indemnified Person shall with reasonable promptness notify the Indemnifying Party of the Third Party Losses, specifying the nature of and specific basis for such Losses and the amount or the estimated amount thereof to the extent then feasible (the "CLAIM NOTICE"). The Indemnifying Party will have 30 days from the date the Claim Notice is delivered (the "NOTICE PERIOD") to notify the Indemnified Person (A) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Person with respect to such Third Party Losses and (B) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Person against such Third Party Losses; PROVIDED, HOWEVER, that any Indemnified Person is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it has given notice and opportunity to comment to the Indemnifying Party) and that are not prejudicial to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Person within the Notice Period that it disputes its liability to the Indemnified Person with respect to such Third Party Losses, the amount of such Third Party Losses will be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Person within the Notice Period that it desires to defend the Indemnified Person against such Third Party Losses and except as hereinafter provided, the Indemnifying Party will have the right to defend by all appropriate Proceedings, and with counsel of its own choosing. If the Indemnified Person desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Person agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the Third Party or Governmental Authority asserting the Third Party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior consent of the Indemnifying Party.

                  (iii) If any Indemnified Person has a claim for Losses against any Indemnifying Party hereunder that does not involve a Third Party Loss, the Indemnified Person must send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Person within the Notice Period that it disputes its liability to the Indemnified Person with respect to such Losses, the amount of such Losses will be conclusively deemed a liability of the Indemnifying Party.

            (d) EXCEPTIONS. The Indemnification obligations set forth in SECTIONS 13.2(A) and (B) shall not apply to (i) a matter for which the Indemnified Person has received credit as an adjustment to the Purchase Price; (ii) either Party's costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby; or (iii) any Title Defect claims of Purchaser, which are governed exclusively by SECTIONS 4.1 through 4.5 (but SECTION 13.2(A) shall apply to the special warranty of title contained in the Assignment).

      13.3 LIMITATIONS ON INDEMNIFICATION. The Parties' liabilities under this
ARTICLE 13 shall be limited as follows:

            (a) THRESHOLDS. Seller shall have no liability under SECTION 13.2(A) unless and until the aggregate amount paid by Seller thereunder shall exceed a threshold of $25,000 and upon reaching such amount, the threshold amount shall be included in any claim. Purchaser shall have no liability under SECTION 13.2(B) unless and until the aggregate amount paid by Purchaser thereunder shall exceed a threshold of $25,000 and upon reaching such amount, the threshold amount shall be included in any claim

            (b) MAXIMUM LIABILITY. Seller's maximum aggregate liability under
      SECTION 13.2(A) shall not exceed $1,000,000. Purchaser's maximum aggregate liability under SECTION 13.2(B) shall not exceed $1,000,000.

            (c) SURVIVAL PERIODS. The Indemnities in SECTIONS 13.2(A)(II) and 13.2(B)(II) with respect to covenants to be performed after the Closing shall survive until March 31, 2001. Following the applicable date described in the immediately-preceding sentence, neither Party shall have any rights thereunder, except with respect to matters for which a Claim Notice has been delivered on or prior to such date. There shall be no similar limitations on the survival of the Indemnities in SECTIONS 13.2(A)(I) and 13.2(B)(I), which shall survive for the applicable statute-of-limitations period. The representations and warranties of Seller contained in this Agreement shall terminate at Closing.

                                   ARTICLE 14
                    INDEPENDENT INVESTIGATION AND DISCLAIMER

      14.1  INDEPENDENT INVESTIGATION AND DISCLAIMER.

            (a) Purchaser acknowledges that (i) it has had, and pursuant to this Agreement will have prior to the Closing, access to the Assets and the employees of Seller and the opportunity to inspect the Assets, and (ii) in making its decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Assets and upon the representations and warranties of Seller set forth in ARTICLE 5 and the special warranty of title to be made by Seller in the Assignment. Accordingly, Purchaser acknowledges that, except as expressly set forth herein, Seller has not made, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESSED (ORALLY OR IN WRITING), IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHER WISE, OR OTHER RIGHT OF RECOURSE (EVEN AS TO RETURN OF THE PURCHASE PRICE) RELATING TO (A) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT DEFECTS OR REDHIBITORY VICES, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (B) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (C) ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER (INCLUDING WITH RESPECT TO RESERVE MATTERS, SUCCESS OF WELLS (INCLUDING WELLS THAT ARE DRILLED AFTER THE EFFECTIVE DATE), COMPLIANCE WITH LAWS, ENVIRONMENTAL CONDITIONS AND OTHER MATTERS); IT BEING AGREED BY PURCHASER THAT IT IS ACQUIRING THE ASSETS "AS-IS," "WHERE-IS," WITH ALL FAULTS; PROVIDED,

      HOWEVER, that (a) the foregoing disclaimer and negation of representations and warranties, (b) Purchaser's independent investigation of the Assets,
      (c) any failure on Purchaser's part to conduct such investigation, or (d) the occurrence of the Closing, shall not affect or impair the representations, warranties, covenants, Indemnities or other obligations of Seller under this Agreement or under the agreements to be executed by Seller at the Closing, including the special warranty of title to be made by Seller in the Assignment, and any other express rights of Purchaser hereunder or thereunder.

            (b) Each Party hereby waives any rights it may have under applicable Law to rescind this transaction, including for failure of consideration, redhibitory vices, lesion beyond moiety or otherwise.

                                   ARTICLE 15
                                   TERMINATION

      15.1 RIGHT OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated:

            (a) by mutual consent of Seller and Purchaser, at any time at or prior to the Closing;

            (b) by Seller, at its option, if the conditions in ARTICLE 9 have not been satisfied by the scheduled date of the Closing;

            (c) by Purchaser, at its option, if the conditions in ARTICLE 10 have not been satisfied by the scheduled date of the Closing;

            (d) by either Seller or Purchaser, by notice to the other Party at any time on or after December 31, 1999, if the Closing shall not have occurred by such date;

            (e) by Purchaser or Seller if the sum of the aggregate downward adjustment to the Purchase Price for Title Defects, Environmental Defects and Casualty Events exceeds $200,000; or

            (f) by Purchaser or Seller if the preferential purchase right waivers required by Purchaser relating to the Properties have not been obtained on or before September 1, 1999.

PROVIDED, HOWEVER, that a Party may not exercise any right of termination pursuant to SECTION 15.1(B), (C) or (D) if the event giving rise to such termination right shall be due to the breach by such Party of its obligations under this Agreement.

      15.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
SECTION 15.1, this Agreement shall become void and of no further force or effect (except for the provisions of this

SECTIONS 15.2, 5.4 and 6.4; and ARTICLES 8, 16 and 17; all of which shall survive such termination and continue in full force and effect); PROVIDED, HOWEVER, that, if either Party is in breach of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting Party shall continue to be liable to the other Party for damages in respect of such breach, and such liability shall not be affected by such termination.

                                   ARTICLE 16
                                   ARBITRATION

      16.1 DISPUTES. This ARTICLE 16 shall apply to any dispute arising under or otherwise attributable to this Agreement or the transactions contemplated hereby (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this ARTICLE 16 to a particular dispute (collectively, a "DISPUTE"). The provisions of this ARTICLE 16 shall be the exclusive method of resolving Disputes.

      16.2  ARBITRATION.

            (a) If a Dispute arises, the Parties shall attempt to resolve it through negotiations. If the Parties are unable to resolve the Dispute within 20 days of the commencement of such negotiations, either Party may submit the Dispute to binding arbitration before a sole arbitrator (the "ARBITRATOR") pursuant to this ARTICLE 16 by notifying the other Party and designating a proposed Arbitrator. If the other Party objects to such proposed Arbitrator, it may, on or before the 10th day following delivery of such notice, notify the other Party of its objection. The Parties shall then attempt to agree upon a mutually-acceptable Arbitrator. If they are unable to do so within 10 days following delivery of the notice described in the immediately-preceding sentence, either Party may request the American Arbitration Association (or successor body) (the "AAA") to designate the Arbitrator. Each Party and each proposed Arbitrator shall disclose to the other Party any business, personal or other relationship or affiliation that may exist between such Party and such proposed Arbitrator, and any Party may disapprove of such proposed Arbitrator on the basis of such relationship or affiliation. If the Arbitrator so chosen shall die, resign or otherwise fail or become unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this SECTION 16.2.

            (b) The Arbitrator shall expeditiously (and, if possible, within 45 days after the Arbitrator's selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Houston, Texas. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such Rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power

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
      (i) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (ii) to grant injunctive relief and enforce specific performance.

            (c) If it deems necessary, the Arbitrator may propose to the Parties that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the consent of both Parties, which shall not be unreasonably withheld. Each Party, the Arbitrator and any proposed expert shall disclose to the other Party any business, personal or other relationship or affiliation that may exist between such Party (or the Arbitrator) and such proposed expert; and either Party may disapprove of such proposed expert on the basis of such relationship or affiliation.

            (d) The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Parties and may be enforced in any court of competent jurisdiction. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated between the Parties in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Parties.

                                   ARTICLE 17
                               GENERAL PROVISIONS

      17.1 GOVERNING LAW. THIS AGREEMENT AND ALL INSTRUMENTS EXECUTED IN ACCORDANCE WITH IT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT-OF-LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF SOME OTHER JURISDICTION, WHEREIN THE ASSETS ARE LOCATED, SHALL APPLY.

      17.2 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including all Exhibits attached hereto and made a part hereof, together with the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions. No amendment of this Agreement shall be binding unless executed in writing by both Parties.

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
      17.3 WAIVER. No waiver by a Party of any of the provisions of this Agreement (a) shall be binding upon a Party unless executed in writing by such Party, (b) shall be deemed or shall constitute a waiver by such Party of any other provisions hereof (whether or not similar), and (c) shall not constitute a continuing waiver by such Party.

      17.4 TRANSFERS. Except as expressly provided herein to the contrary, neither Party hereto shall Transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, and any such Transfer made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted Transferees. Seller agrees that the restrictions in this SECTION 17.4 shall not, after the Closing, obligate Purchaser to obtain the written consent of Seller prior to any Transfer by Purchaser of its ownership interest in the Assets, and Purchaser agrees that any such Transfer shall not release Purchaser from any of its liabilities or obligations hereunder.

      17.5 NOTICES. Any notice, request, consent, approval, waiver or other communication provided or permitted to be given under this Agreement shall be in writing and shall be delivered in person or sent by U.S. mail, overnight courier or fax to the appropriate address set forth below. Any such communication shall be effective upon actual receipt; provided, however, that, in the case of delivery by fax after the normal business hours of the recipient, such communication shall be effective on the next Business Day following the transmission of such fax. For purposes of notice, the addresses of the parties shall be as follows:

      FOR SELLER:

                 American Resources Offshore, Inc.
                 160 Morgan Street
                 P. O. Box 87
                 Versailles, Kentucky 40383
                 Attention: Mr. David Stetson
                 Telecopy:  (606) 873-4689

      WITH A COPY TO:

                 Blue Dolphin Services, Inc.
                 801 Travis, Suite 2100
                 Houston, Texas 77002
                 Attention: Mr. John P. Atwood, Vice President
                 Telecopy:  (713) 227-7626

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
      FOR PURCHASER:

                 Fidelity Oil Holdings, Inc.
                 Schuchart Building
                 918 East Divide-Suite 200
                 Bismarck, ND 58501
                 Attn: Mr. John F. Renner, President and Chief Executive Officer
                 Telecopy:  (701) 221-3904

Each Party shall have the right, upon giving 10 days' prior notice to the other Party in the manner provided in this SECTION 17.5, to change its address for purposes of notice.

      17.6 EXPENSES. Except as otherwise provided herein, each Party shall be solely responsible for all costs and expenses incurred by it in connection with the transactions contemplated hereby (including fees and expenses of its own counsel and consultants).

      17.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner with respect to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

      17.8 PUBLICITY. Seller and Purchaser shall consult with each other with regard to all publicity and other releases issued concerning this Agreement and the transactions contemplated hereby and, except as required by applicable Law or the stock exchange requirements, neither Party shall issue any such publicity or other release without the prior written consent of the other Party.

      17.9 SPECIFIC PERFORMANCE. Because of the unique nature of the Assets and the difficulty of calculating damages for breach of this Agreement, each Party shall have the right (pursuant to SECTION 16.2(B)) to enforce specific performance by the other Party of its obligations under this Agreement.

      17.10 CONSEQUENTIAL AND PUNITIVE DAMAGES. THE PARTIES (FOR THEMSELVES AND THEIR RESPECTIVE AFFILIATES) WAIVE ANY RIGHTS TO CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES RESULTING FROM A BREACH OF THIS AGREEMENT, INCLUDING LOSS OF PROFITS.

      17.11 NO THIRD-PARTY BENEFICIARY. Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any Third Party, under doctrines concerning third-party beneficiaries or otherwise.

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      17.12 COUNTERPARTS. This Agreement may be executed in counterparts
(including faxed counterparts). Each such counterpart shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

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
      IN WITNESS WHEREOF, the parties have executed this Agreement on the Execution Date.

                                   SELLER


                                       AMERICAN RESOURCES OFFSHORE, INC.


                                       By: /s/ DAVID J. STETSON
                                               David J. Stetson, Vice President


                                   PURCHASER


                                       FIDELITY OIL HOLDINGS, INC.


                                       By: /s/ JOHN F. RENNER
                                               John F. Renner, President and
                                               Chief Executive Officer


[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BETWEEN AMERICAN RESOURCES OFFSHORE, INC. AND FIDELITY OIL HOLDINGS, INC.]

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